Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated April 25, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PE77

Principal Amount (in Specified Currency): $100,000,000
Issue Price: 13.64551345% of Principal Amount
Trade Date: April 25, 2007
Original Issue Date: May 4, 2007
Stated Maturity Date: May 5, 2037

Interest Rate: 0.00%
Interest Payment Dates: Not Applicable

Net Proceeds to Issuer: $13,645,513.45
Agent's Discount or Commission:  0.00%
Agent: Deutsche Bank Securities Inc.
Agent's Capacity: Principal

Day Count Convention:	30/360
Business Day Convention: Following, unadjusted

Redemption: The Notes are subject to redemption by TMCC, in whole, at a price equal to their Accreted Value, on the Redemption Dates and subject to the notice stated below. See "Additional Terms of the Notes - Redemption" in this Pricing Supplement
Redemption Dates: The 5th of each May and November, commencing May 5, 2008 Notice of Redemption: The redemption of the Notes is subject to not less than 10 days' prior notice

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	Yes
Total Amount of OID: $86,354,486.55
Yield to Maturity: 6.75%
Initial Accrual Period: From and including May 4, 2007 to but excluding November 5, 2007


Specified Currency: U.S. dollars
Minimum Denominations: $10,000 and $1,000 increments thereafter
Form of Note: Book-entry only

ADDITIONAL TERMS OF THE NOTES

Redemption

The Notes are subject to redemption by TMCC at their Accreted
Value (as defined below), on the Redemption Dates and subject to the notice stated above.

Event of Default

If an Event of Default with respect to the Notes shall occur and be continuing, the Notes may be declared due and payable in an amount equal to their Accreted Value (as defined below) as of the date of payment of such amount, in the manner and with the effect provided in the Indenture. Upon payment of such amount, all of TMCC's payment obligations in respect of the Notes shall terminate.

The principal amount of the Notes Outstanding under the Indenture
(for purposes of, among other things, directing the Trustee to take or refrain from taking any action under the Indenture or to waive any default thereunder) as of any date of determination shall be deemed to be the Accreted Value of the Notes as of such date.

Calculation of Accreted Value

           OID will accrue on the Notes at the Yield to Maturity, based on a 360-day year of 12 30-day months, compounding on each May 5 and November 5.
The "Accreted Value" of the Notes on any compounding date (each such compounding date, an "Accreted Value Calculation Date") shall be equal to the product of (i) the Principal Amount and (ii) the accretion factor for such date as set forth in the accretion value schedule below (the "Accretion Factor"). The "Accreted Value" of the Notes on any date between two Accreted Value Calculation Dates (an "Interim Date") shall be equal to the sum of (x) the Accreted Value on the first such Accreted Value Calculation Date and (y) the product of (A) 1/180th (but 1/181st for an Interim Date during the Initial Accrual Period) of the difference between the Accreted Values on the second and the first such Accreted Value Calculation Dates and (B) the number of days (based on a 360-day year of 12 30-day months) from and including the first of the two Accreted Value Calculation Dates to but excluding the Interim Date.

	Accretion Value Schedule

Accreted Value
Calculation Date		Accretion Factor

05/04/07			13.64551345%
11/05/07			14.10860806%
05/05/08			14.58477358%
11/05/08			15.07700969%
05/05/09			15.58585877%
11/05/09			16.11188150%
05/05/10			16.65565750%
11/05/10			17.21778595%
05/05/11			17.79888622%
11/05/11			18.39959863%
05/05/12			19.02058508%
11/05/12			19.66252983%
05/05/13			20.32614021%
11/05/13			21.01214745%
05/05/14			21.72130742%
11/05/14			22.45440155%
05/05/15			23.21223760%
11/05/15			23.99565062%
05/05/16			24.80550383%
11/05/16			25.64268958%
05/05/17			26.50813035%
11/05/17			27.40277975%
05/05/18			28.32762357%
11/05/18			29.28368087%
05/05/19			30.27200510%
11/05/19			31.29368527%
05/05/20			32.34984714%
11/05/20			33.44165449%
05/05/21			34.57031032%
11/05/21			35.73705830%
05/05/22			36.94318402%
11/05/22			38.19001648%
05/05/23			39.47892953%
11/05/23			40.81134340%
05/05/24			42.18872624%
11/05/24			43.61259575%
05/05/25			45.08452086%
11/05/25			46.60612344%
05/05/26			48.17908011%
11/05/26			49.80512406%
05/05/27			51.48604700%
11/05/27			53.22370108%
05/05/28			55.02000100%
11/05/28			56.87692603%
05/05/29			58.79652228%
11/05/29			60.78090491%
05/05/30			62.83226045%
11/05/30			64.95284924%
05/05/31			67.14500790%
11/05/31			69.41115192%
05/05/32			71.75377830%
11/05/32			74.17546831%
05/05/33			76.67889037%
11/05/33			79.26680292%
05/05/34			81.94205752%
11/05/34			84.70760196%
05/05/35			87.56648352%
11/05/35			90.52185234%
05/05/36			93.57696486%
11/05/36			96.73518742%
05/05/37			100.0000000%


Risk Factors

           An investment in the Notes entails certain risks to a greater degree than an investment in conventional fixed-rate debt securities that pay interest periodically. While the Notes, if held to maturity or redemption, will provide return of their Accreted Value, their market value could be adversely affected by changes in prevailing interest rates and the optional redemption feature. This effect on the market value of the Notes could be magnified in a rising interest rate environment due to their relatively long remaining term to maturity. In such an environment, the market value of the Notes generally will fall, which could result in the realization of significant losses to investors whose circumstances do not permit them to hold the Notes until maturity. It is also unlikely that TMCC would redeem the Notes in such an interest rate environment, when TMCC's costs of borrowing would be relatively high. On the other hand, in a falling interest rate environment, in which the market value of the Notes generally would rise, it is likely that TMCC would redeem the Notes, when its costs of borrowing would be relatively low; under those circumstances, it is likely that the optional redemption provision would reduce the market value that the Notes otherwise would have. While some of these factors would affect the value of both the Notes and conventional fixed-rate debt securities, they will tend to affect the value of the Notes to a greater degree. Investors therefore should have the financial status and, either alone or with a financial advisor, the knowledge and experience in financial and business matters sufficient to evaluate the merits and to bear the risks of investing in the Notes in light of each investor's particular circumstances, and should consider whether their circumstances permit them to hold the Notes until maturity or otherwise to bear the risks of illiquidity, redemption and changes in interest rates. See "Risk Factors" in the Prospectus Supplement.